Exhibit 99.1

Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000

Phone: (712) 277-1340
Fax: (712) 277-7383
www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305

Terra Industries Inc. announces redemption of

Series B Cumulative Redeemable Preferred Shares

Sioux City, Iowa (June 20, 2005)—Terra Industries Inc. (NYSE: TRA) announced today that it will give notice on June 21, 2005 that it will redeem all outstanding shares of its Series B Cumulative Redeemable Preferred Shares (“the Series B Preferred Shares”) (TRA_pa - CUSIP No. 880915 50 9) on July 25, 2005 in exchange for approximately 2.1 million common shares. The exchange ratio is 12.3762 Terra common shares for each Series B Preferred Share (the “Redemption Consideration”).

From the redemption date forward, holders of the Series B Preferred Shares will have no rights other than the right to receive the Redemption Consideration, without interest, upon surrender of certificates representing the Series B Preferred Shares.

Terra will not issue fractional shares or cash in lieu of any fractional shares as part of the Redemption Consideration. Terra will round off to a full common share so that fractional interests of more than one-half share will be rounded up and fractional interests of one-half share or less will be rounded down.

Payment of the Redemption Consideration will be made only upon presentation and surrender of certificates representing the Series B Preferred Shares to EquiServe Trust Company, N.A., the transfer agent for the Series B Preferred Shares, during its usual business hours at one of the following addresses:

By mail:	By overnight courier:	By hand:
EquiServe Trust Company, N.A.	EquiServe Trust Company, N.A.	EquiServe Trust Company, N.A.
Attn: Corporate Actions	Attn: Corporate Actions	Attn: Corporate Actions
P.O. Box 43014	66 Brooks Drive	17 Battery Place, 11th Floor
Providence, RI 02940-3014	Braintree, MA 02184	New York, NY 10004

The Notice of Redemption and related materials will be mailed to holders of record of the Series B Preferred Shares on or about June 21, 2005. Questions should be directed to EquiServe Trust Company, N.A., the redemption agent, at (781) 575-2724.

About Terra

Terra Industries Inc., with 2004 revenues of $1.9 billion pro forma the Mississippi Chemical acquisition, is a leading international producer of nitrogen products.

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Note:	Terra Industries’ news announcements are also available on its web site, www.terraindustries.com.